QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23

Independent Auditors' Consent

The Board of Directors
International Multifoods Corporation:

        We consent to incorporation by reference in Registration Statement No. 333-51399 on Form S-8 relating to the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation, No. 333-34173 on Form S-8 relating to the Stock Purchase Plan of Robin Hood Multifoods Inc., No 2-84236 on Form S-8 relating to the 1983 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-6223 on Form S-8 relating to the 1986 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-30979 on Form S-8 relating to the Amended and Restated 1989 Stock-Based Incentive Plan of International Multifoods Corporation, No. 333-34171 on Form S-8, No. 333-69387 on Form S-8 and No. 333-86302 on Form S-8 relating to the 1997 Stock-Based Incentive Plan of International Multifoods Corporation, No.333-64075 on Form S-8 relating to the Consulting Agreement between International Multifoods Corporation and Daryl Schaller and No. 33-65221 on Form S-3 relating to certain debt securities of International Multifoods Corporation of our reports dated April 8, 2002, relating to the consolidated balance sheets of International Multifoods Corporation and subsidiaries as of March 2, 2002 and March 3, 2001 and the related consolidated statements of earnings, cash flows, and shareholders' equity, and related financial statement schedule for each of the fiscal years in the three-year period ended March 2, 2002, which reports appear or are incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 2, 2002, of International Multifoods Corporation.

/s/    KPMG
Minneapolis, Minnesota
May 20, 2002

QuickLinks

  EXHIBIT 23
Independent Auditors' Consent